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JEFFREY DUNN JOINS HERBALIFE BOARD

LOS ANGELES—November 4, 2009 – Herbalife Ltd. (NYSE: HLF), a global nutrition and direct-selling company, announced that Jeffrey T. Dunn has joined its board of directors.

“We are very pleased to have Jeff join our board,” said Michael O. Johnson, chairman and CEO. “Jeff has held CEO, COO and president roles since 1998. His experience will be invaluable to our shareholders and the board, as will his knowledge of global branding, product development and distribution, sales organizations and the consumer goods industry.”

Since 2008, Dunn has served as CEO of Wm. Bolthouse Farms, Inc., a leading manufacturer, marketer and distributor of premium all natural foods, where he has total profit and loss responsibility for this rapidly growing privately held business.

His experience prior to Bolthouse Farms included serving as president and CEO of Ubiquity Brands where his charter was to revamp the company’s business strategy through a strong focus on innovation and brand building.

Dunn also spent 22 years with The Coca-Cola Company in increasing positions of responsibility including his final role as president and COO of The Coca-Cola Company’s largest strategic business unit, Coca-Cola North America.

Dunn is filling an existing vacancy in Class III on the board.

He currently serves on the Morehouse College board of trustees and the board of advisors for the Goizueta School of Business at Emory University.

About Herbalife
Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of over 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.herbalife.com.  The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.

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